FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-18

----- Original Message -----

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: 09/15/17 11:09:12

BANK 2017-BNK7 - PUBLIC NEW ISSUE

**PRICE GUIDANCE** $1,040.694 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BOFA MERRILL LYNCH
MORGAN STANLEY & CO. LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	GUIDANCE
A-1	AAA(sf)/AAAsf/Aaa(sf)	32.602	30.000%	2.64	+26-28
A-2	AAA(sf)/AAAsf/Aaa(sf)	35.234	30.000%	4.71	+48-50
A-3	AAA(sf)/AAAsf/Aaa(sf)	44.439	30.000%	7.13	PREPLACED
A-SB	AAA(sf)/AAAsf/Aaa(sf)	50.058	30.000%	7.17	+72-74
A-4	AAA(sf)/AAAsf/Aaa(sf)	310.000	30.000%	9.76	PREPLACED
A-5	AAA(sf)/AAAsf/Aaa(sf)	334.853	30.000%	9.89	+90-92
A-S	AAA(sf)/AAAsf/Aa2(sf)	144.141	17.500%	9.96	+115A
B	AA(sf)/AA-sf/NR	50.449	13.125%	9.96	+145A
C	A(sf)/A-sf/NR	38.918	9.750%	9.96	+180A

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB(sf)/BBB-sf/NR	43.242	N/A	N/A	N/A	N/A
D	BBB(low)(sf)/BBB-sf/NR	43.242	6.000%	9.96	48.9%	14.6%

NON-OFFERED ELIGIBLE VERTICAL INTEREST
CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RR	NR/NR/NR	60.690	N/A	9.29	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,213,814,926
NUMBER OF LOANS:	65
NUMBER OF PROPERTIES:	83
WA CUT-OFF LTV:	52.1%
WA BALLOON LTV:	47.5%
WA U/W NCF DSCR:	2.93x
WA U/W NOI DEBT YIELD:	13.8%
WA MORTGAGE RATE:	4.081%
TOP TEN LOANS %:	57.9%
WA REM TERM TO MATURITY (MOS):	116
WA REM AMORTIZATION TERM (MOS):	361
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB(34.7%), MSMCH(32.9%), BANA(26.9%), NCB(5.4%)

TOP 3 PROPERTY TYPES:	OFFICE(22.5%), MULTIFAMILY(22.2%), RETAIL(22.0%)

TOP 5 STATES:	CA(25.4%), NY(17.9%), IL(7.1%), KS(5.8%), WA(5.6%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	RIALTO CAPITAL ADVISORS, LLC AND NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	RIALTO CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRESALE REPORTS:	TODAY & TOMORROW
ANTICIPATED PRICING:	WEEK OF SEPTEMBER 18, 2017
ANTICIPATED SETTLEMENT:	SEPTEMBER 28, 2017

ROADSHOW
HARTFORD, BREAKFAST:	WED, 9/13 @ 8:30AM ET, GOODWIN HOTEL
BOSTON, LUNCH:	WED, 9/13 @ 12:00PM ET, THE LANGHAM
DES MOINES,BREAKFAST:	THURS, 9/14 @ 7:30AM CT, MARRIOTT DOWNTOWN
MINNEAPOLIS, LUNCH:	THURS, 9/14 @ 1:00PM CT, THE GRAND HOTEL

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM

REVIEW CODE: WFCM-BNK7

FINAL LINK: www.netroadshow.com/nrs/wp/default.html?show=5fCE8E

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.